Exhibit 99.1

Lifeway® Foods Projects Estimated Unaudited Net Sales Range of $55.8 Million to $57.0 Million for Third Quarter of 2025, Highlighting Record Growth for Flagship Kefir Products

Morton Grove, IL — October 6, 2025 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the undisputed leader in kefir in the U.S., today announced estimated unaudited net sales of between $55.8 and $57.0 million for the third quarter ended September 30, 2025. This represents an estimated increase ranging from 21% to 24% compared to the same period last year, driven by strong consumer demand for the Company’s flagship Lifeway Kefir and its rapidly expanding high-protein Lifeway Farmer Cheese line.

“Kefir is one of the hottest categories in U.S. grocery right now and Lifeway is the clear leader,” said Julie Smolyansky, CEO of Lifeway Foods. “We’ve evolved from a cult favorite to achieving record sales, thanks to our loyal customers who have embraced Lifeway and shared their passion for our protein- and probiotic-packed kefir. What once felt like a treasure hunt to find Lifeway on shelves has transformed into coast-to-coast availability. In the past quarter alone, we launched 8oz organic kefir with a major national retailer and secured another club rotation. Today, you can find Lifeway in nearly every major chain across the country, and we’re expanding into new channels including corner stores, airports and universities. As previously announced, we’re currently executing a project to nearly double production capacity at our Waukesha facility to support our growth trajectory. With expanding distribution, accelerating velocities and strong momentum, we’re well-positioned to carry this success through the rest of the year and beyond.”

About Lifeway Foods, Inc.
Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the Company also produces a variety of cheeses and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates, and France. Learn how Lifeway is good for more than just you at www.lifewayfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, unaudited estimated net sales. These statements use words, and variations of words, such as “anticipate,” “plan,” “project,” “estimate,” “potential,” “forecast,” “will,” “continue,” “future,” “increase,” “believe,” “outlook,” “expect,” and “predict.” You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Lifeway’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Derek Miller
Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

Perceptual Advisors
Dan Tarman
Email: dtarman@perceptualadvisors.com

General inquiries:
Lifeway Foods, Inc.
Phone: 847-967-1010
Email: info@lifeway.net